Exhibit 10-D

FORD MOTOR COMPANY
BENEFIT EQUALIZATION PLAN
(Amended as of October 1, 2006)

Section 1. Purpose.

The purpose of this Plan is to preserve certain benefits of employees under the Company's tax qualified General Retirement Plan, Ford Retirement Plan and Savings and Stock Investment Plan for Salaried Employees by providing appropriate Equalization Benefits under this Plan in place of benefits which cannot be provided under such tax qualified plans because of limitations imposed by Section 415 and Section 401(a)(17) of the Internal Revenue Code of 1986, as amended.

Section 2. Definitions.

As used in this Plan, the following terms shall have the following meanings, respectively:

2.01 "BEP Salary Reductions" shall mean that portion of salary at the basic salary rate which would have been credited to an employee's account before January 1, 1985 pursuant to a salary reduction agreement under paragraph V-2 of the SSIP but which by reason of Code Section 415, exceeds salary reduction contributions that can be made by the Company on an employee's behalf under the Tax-Efficient Savings Program of the SSIP.

2.02 "Company" shall mean Ford Motor Company and such of the subsidiaries of Ford Motor Company as, with the consent of Ford Motor Company, shall have adopted this Plan.

2.03 "Committee" shall mean the Compensation Committee of the Board of Directors of Ford Motor Company

2.04 "Contributory Service" shall have the meaning given that term in the GRP. "Distribution", "account" and "current market value" as used in Section 3.02 of this Plan shall have the meanings given those terms as used in the SSIP.

2.05 "Designated Third Party Administrator" shall be Fidelity Institutional Retirement Services Company or a successor vendor who the Company shall employ to act as record keeper to maintain employee subaccounts and process elections.

2.06 "ERISA " shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

2.07 "Ford Retirement Plan" or "FRP" shall mean the Ford Motor Company Retirement Plan, as amended from time to time, for salaried employees of Ford Motor Company and its participating subsidiaries, who are hired or rehired on or after January 1, 2004.

2.08  "General Retirement Plan" or "GRP" shall mean the Ford Motor Company General Retirement Plan for Salaried and Certain Other Employees, as amended from time to time.

2.09  "Internal Revenue Code" or "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.10 "Limitations" shall mean the limitations on benefits and/or contributions imposed on qualified plans by Code Sections 415 and 401(a)(17).

2.11 "PBGC" shall mean the Pension Benefit Guaranty Corporation.

2.12 "Savings and Stock Investment Plan" or "SSIP" shall mean the Ford Motor Company Savings and Stock Investment Plan for Salaried Employees, as amended from time to time.

2.13 "Separation From Service" shall mean termination from Company employment.

2.14 "Specified Employee" shall mean an employee of the Company who is a Key Employee as defined in Code Section 416(i) without regard to paragraph 5 thereof. A Specified Employee shall be identified as of December 31st of each calendar year and shall apply to any Specified Employee who shall incur a Separation From Service in the 12-month period commencing January 1st of the immediately succeeding calendar year. This provision is effective for Specified Employees who incur a Separation From Service on or after January 1, 2005.

2.15 "Subsidiary" shall mean, as applied with respect to any person or legal entity specified, (i) a person or legal entity with a majority of the voting stock of which is owned or controlled, directly or indirectly, by the person or legal entity specified or (ii) any other type of business organization in which the person or legal entity specified owns or controls, directly or indirectly, a majority interest.

Section 3. Equalization of Benefits.

3.01 GRP Equalization Benefits.

(a)	A Periodic GRP Equalization Benefit shall be provided for and associated with each payment of a GRP benefit that is subject to the Limitations or delayed pursuant to provisions set forth in (b)(iii).

(b)	The Periodic GRP Equalization Benefit:

(i)
Shall be equal in amount to the difference between the GRP benefit and the corresponding benefit that would be payable under the GRP without regard to the Limitations. In determining the amount of the Periodic GRP Equalization Benefit, the member's salary shall be the member's salary (as that term is defined in the GRP) plus BEP Salary Reductions for periods before January 1, 1985 which are credited under this Plan pursuant to Section 3.02(a)(ii)(C) below, but the member shall not make contributions hereunder based on such BEP Salary Reductions.

(ii)
Shall be paid monthly by the Company to the person receiving payment of the corresponding GRP benefit and, for distributions commencing on and after January 1, 2005, shall be paid commencing on the first day of the month following the date that is the later of the date the employee:

1)	Reaches at least age 55 with 10 years of service;
2)	Reaches 30 years of service;
3)	Reaches age 65 or older with one year of service; or
4)	Has a Separation From Service.

(iii)
Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service from the Company, payment of any Periodic GRP Equalization Benefit accrued or vested after December 31, 2004, shall not commence (or be paid) earlier than the first day of the seventh month following Separation From Service. The payment delayed under this Section shall not bear interest.

(c)
For distributions commencing on or before December 31, 2004, as an alternative to the Periodic GRP Equalization Benefit, the Company and an employee eligible for the Periodic GRP Equalization Benefit under this Section 3.0l may agree on payment of the actuarial equivalent in a lump sum cash payment of such Periodic GRP Equalization Benefit, subject to the following conditions and such other conditions as may be determined by the Executive Vice President and Chief Financial Officer, the Senior Vice President-General Counsel and the Group Vice President-Corporate Human Resources and Labor Affairs:

(i)
The actuarial equivalent shall be determined on the basis of the interest rates and mortality tables, which would be used by the PBGC for determining the present value of liability for pensioners' benefits in the case of a terminated retirement plan under Title IV of ERISA and which are in effect in the month prior to the month when the employee's GRP benefit begins.

(ii)
The agreement must be entered into (A) prior to the year in which the employee's retirement occurs and (B) not later than six months before the actual retirement date; provided, however, that the requirement contained in Subsection (B) immediately above shall not apply to such an agreement entered into in l984 by the Company and an eligible employee who retires before July l, l985.

(iii)	The agreement once entered is irrevocable.

(iv)	Evidence of good health at the time of the agreement will be required.

Payment under such lump sum agreement relating to distributions on or before December 31, 2004 shall be made by the Company as soon as practicable after payment of the GRP benefit begins.

The GRP Equalization Benefits commencing on and after January 1, 2005 shall be made as periodic payments pursuant to Section 3.01(b).

3.02 Savings and Stock Investment Plan Equalization Benefits.

(a)	Pre-1985 Subaccount.

The provisions of this Subsection 3.02(a) shall apply in determining that part of an eligible employee's SSIP Equalization Benefit subaccount based on periods of service until December 31, 1984.

(i)
For an employee who made the election regarding payroll deductions provided in this Subsection, or who elected to have credited under this Plan BEP Salary Reductions, a SSIP Equalization Benefit shall be provided with respect to any class or classes of the SSIP before January 1, 1985 with respect to which Company or employee contributions were subject to the Limitations.

(ii)
If at any time during a plan year ending before January 1, 1985 it appeared that contributions by or on behalf of an employee (including any related Company matching contributions) to the SSIP would be subject to the Limitations, such an employee may have elected to have the Company retain in its general funds and have credited for purposes of computing a member's subaccount of the SSIP Equalization Benefit under this Section 3.02(a):

(A)
by payroll deduction authorization under this Plan that portion of the amount the employee had elected to contribute as employee regular savings contributions to the SSIP for such pay period (by a payroll deduction authorization in effect for such pay period under paragraph IV of the SSIP) which, when added to all other actual and projected Annual Additions as defined under paragraph XXXI of the SSIP during such plan year, exceeded the Limitations.

(B)	that portion of regular savings and related earnings which have been returned to the employee pursuant to the provisions of paragraph XXXI of the SSIP, and

(C)	the employee's BEP Salary Reductions.

(iii)
There has been established for each eligible employee a subaccount for periods of participation under this Section 3.02(a) under the SSIP Equalization Benefit Account. This subaccount shall be equal to the amounts retained by the Company pursuant to Section 3.02(a)(ii) of this Plan adjusted on the basis of investment performance and the member's election as to investment of funds under paragraph VIII and transfer of the value of employee and Company contributions under paragraph IX of the SSIP as though contributions and credits to the member's account hereunder had been so invested less any withdrawals pursuant to Section 3.02(a)(iv) of this Plan; provided, however, that an election by a Company officer of investment in Company common stock shall not apply under this Plan with respect to contributions pursuant to Section 3.02(a)(ii) of this Plan (other than related Company matching contributions) which were made or credited hereunder by or on behalf of such Company officer; and the officer will be required to make any other investment election permitted under paragraph VIII of the SSIP with respect to such amounts.

(iv)	An employee may not withdraw any amounts in excess of the member's regular savings contributions under this Plan and may not borrow against the subaccount of the member's SSIP Equalization Benefit.

(v)
The SSIP Equalization Benefit under this Section 3.02(a) shall be equal to the amount at the time of distribution credited to the employee's subaccount of the SSIP Benefit Equalization Account as determined under Section 3.02(a)(iii) above.

(b)	Post-1984 Subaccount.

The provisions of this Subsection 3.02(b) shall apply in determining an eligible employee's SSIP Equalization Benefit subaccount based on periods of service beginning January l, l985.

(i)
If at any time during a plan year beginning on or after January 1, 1985 contributions by or on behalf of an employee and related Company matching contributions to the SSIP are subject to the Limitations there shall be credited for purposes of computing the eligible employee's SSIP Equalization Benefit under this Section 3.02(b) an amount equal to the Company matching contributions which would have been made under the SSIP based upon the employee's SSIP elections except that such Company matching contributions cannot be made because of the Limitations. For periods on or after October 1, 1995, the Company Matching Contributions shall be made in the form of units in the Ford Stock Fund rather than shares of Ford common stock.

(ii)
There shall be established for each eligible employee a subaccount for periods of participation under this Section 3.02(b) under the SSIP Equalization Benefit Account. For periods prior to May 1, 1996, this subaccount shall be equal to the amounts credited by the Company pursuant to Section 3.02(b)(i) of this Plan adjusted on the basis of investment performance and any election by the member to transfer the value of matured Company matching contributions under paragraph 4.2 of the SSIP, as though credits to the member's account hereunder had been so invested. For periods May 1, 1996 and after, this subaccount shall be equal to the amounts credited by the Company pursuant to Section 3.02(b)(i) of this Plan and adjusted on the basis of investment performance attributable to any separate investment election made by an eligible employee (other than a Company officer) on or after May 1, 1996. The investment options for managing the sub account shall be identical to the investment options specified in Article VIII of the SSIP, although they will have separate fund codes. Any BEP credits earned will be based on the investment options available under Article VIII of the SSIP. The Designated Third Party Administrator will maintain the accounts and process the elections and otherwise be the recordkeeper with respect to this subaccount. Company officers with this subaccount are not eligible to reallocate or transfer credits under the subaccount from the Ford Stock Fund to other investment options, or from other investment options to the Ford Stock Fund.

(iii)
An employee may not withdraw any amounts credited under this Section 3.02(b) and may not borrow against this subaccount of the member's SSIP Equalization Benefit. This subaccount will not accept rollovers from other plans.

(iv)
The SSIP Equalization Benefit under this Section 3.02(b) shall be equal to the amount at the time of distribution credited to the employee's subaccount of the SSIP Benefit Equalization Account as determined under Section 3.02(b)(ii) above.

(v)
In the event of death of an eligible employee with an SSIP Benefit Equalization subaccount, the balance of the subaccount shall be payable to the same beneficiary as the eligible employee has designated under Article XIV of the SSIP unless the eligible employee makes a separate designation under this Plan pursuant to the rules established by the Committee.

(c)	Payment of SSIP Equalization Benefit.

The SSIP Equalization Benefit:

(i)
Shall be paid in a lump sum cash payment by the Company to the employee or, if the employee is deceased, to the employee's beneficiary under the SSIP, and shall be made as soon as practicable after the earlier of death or Separation From Service.

(ii)
Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, payment of the amount credited to their SSIP Equalization Benefit sub account, accrued or vested after December 31, 2004 shall be paid no earlier than the first day of the seventh month following Separation From Service. Any distribution delayed under this Section shall not bear interest. Specified Employees will be permitted to continue to manage their investment elections in their sub account during the six-month delay and the Company assumes no responsibility for resulting gains or losses.

3.03	Ford Retirement Plan (FRP) Equalization Benefits

(a)	FRP Subaccount.

The provisions of this Subsection 3.03(a) shall apply in determining an eligible employee's FRP Equalization Benefit for periods of service beginning on or after January 1, 2004.

(i)
The Company shall establish a book entry account for each eligible employee for purposes of computing the employee's FRP Equalization Benefit under this Section 3.03. The eligible employee's FRP Equalization Benefit under this Subsection 3.03(a) shall be equal to the amount(s) credited to the book entry account at the time of distribution.

(ii)
If, at any time during a plan year beginning on or after January 1, 2004, contributions made to the FRP on behalf of an eligible employee are limited due to the application of the Limitations, there shall be credited to the book entry account established for the employee pursuant to this Subsection 3.03(a) an amount equal to the amount of Company contributions that would have been made under the FRP on behalf of the employee but for the application of the Limitations.

(iii)
Each eligible employee's book entry account also will be credited or debited with amounts determined based on investment options selected by the eligible employee under this Subsection 3.03(a)(iii). The investment options available for selection under this Subsection 3.03(a)(iii) shall be identical to the investment options available under the FRP, but will have separate fund codes. Each eligible employee shall select which investment options are to be used in determining the employee's FRP Equalization Benefit. In the absence of an investment selection by an eligible employee, the employee's book entry account will be credited or debited with amounts based on the appropriate Fidelity Freedom Fund offered under the FRP as identified by the Company for the employee. The Designated Third Party Administrator will maintain a record of each book entry account, process investment selections, and otherwise be the record keeper of the book entry accounts. Investment options selected under this Section 3.03 shall be used solely for purposes of determining an eligible employee's FRP Equalization Benefit. An eligible employee's FRP Equalization Benefit will be based on the value of the eligible employee's book entry account as if the amounts in the book entry account had been invested in actual investments selected by the employee; however, no such investments shall be made on behalf of the eligible employee. Eligible employees shall not have voting rights or any other ownership rights with respect to any investment options selected as the measuring mechanism for book entry accounts established under this Section 3.03.

(iv)	Employees may not withdraw or borrow against amounts credited to any book account under this Subsection 3.03(a). Book entry accounts will not accept rollovers from other plans.

(b)	Payment of FRP Equalization Benefit.

The FRP Equalization Benefit:

(i)
Shall be paid in a lump sum cash payment by the Company to the eligible employee or, if the eligible employee is deceased, to the eligible employee's beneficiary under the FRP, and shall be made as soon as practicable after the earlier of the eligible employee's death or Separation From Service. In the event of the death of an eligible employee with a FRP Benefit Equalization book entry account, the balance of the book entry account shall be payable to the same beneficiary as the eligible employee designated under Article XII of the FRP, unless the eligible employee makes a separate designation under this Plan pursuant to the rules established by the Committee.

(ii)
Notwithstanding any other provision of the Plan to the contrary, if a Specified Employee incurs a Separation From Service, payment of any amount credited to the Specified Employee's FRP Equalization Benefit book entry account, accrued or vested after December 31, 2004, shall not be made earlier than the first day of the seventh month following Separation From Service. The FRP Equalization Benefit under this Subsection 3.03(b) shall be equal to the amount credited to the eligible employee's book entry account at the time of distribution as determined under Subsection 3.03(a). Specified Employees will be permitted to continue to manage their book entry accounts during the six-month delay and the Company assumes no responsibility for resulting gains and/or losses.

Section 4. Equalization Benefits Not Funded.

The Company's obligations under this Plan shall not be funded and Equalization Benefits under this Plan shall be payable only out of the general funds of the Company.

Section 5. Amendment, Termination, Etc.

The Board of Directors of the Company shall have the right at any time to amend, modify, discontinue or terminate this Plan in whole or in part; provided, however, that no such action shall deprive any person of an Equalization Benefit under this Plan in respect of any GRP benefit or any SSIP benefit to which the member's rights shall have become vested (under the vesting provisions of the applicable Plans, without regard to any provisions limiting benefits or contributions) prior to the date of such action by the Board of Directors.

Section 6. Administration and Interpretation of the Plan.

Full authority to administer and interpret this Plan shall be vested in the Compensation Committee of the Board of Directors of the Company. The Committee is authorized from time to time to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan, and to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan as it may deem necessary or advisable. Each determination, interpretation, or other action by the Committee shall be in its sole discretion and shall be final, binding and conclusive for all purposes and upon all persons.

References to Articles, Sections or paragraphs of the Code or of the GRP or of the SSIP shall be applicable to any corresponding provision of the Code or of the applicable plans containing essentially the same Limitations, in the event that the applicable Code or plan provisions shall be renumbered.

Section 7. Local Payment Authorities

The Vice President and Treasurer and the Assistant Treasurer (or in the event of a change in title, their functional equivalent) may act individually to delegate authority to administrative personnel to make benefit payments to employees in accordance with plan provisions.

Section 8. Deductions

The Company may deduct from any Benefit Equalization payment to an eligible employee all amounts owing to it by such eligible employee for any reason, and all taxes required by law or government regulation to be deducted or withheld.

Section 9. Visteon Corporation.

The following shall be applicable to employees of Ford who were transferred to Visteon Corporation on April 1, 2000 ("U.S. Visteon Employees") and who ceased active participation in the Plan as of June 30, 2000 after Visteon Corporation was spun-off from Ford, June 28, 2000.

(a)	Group I and Group II Employees

For purposes of this paragraph, a "Group I Employee" shall mean a U.S. Visteon Employee who as of July 1, 2000 was eligible for immediate normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000. A "Group II Employee" shall mean a U.S. Visteon Employee who (i) was not a Group I Employee; (ii) had as of July 1, 2000 a combination of age and continuous service that equals or exceeds sixty (60) points (partial months disregarded); and (iii) could become eligible for normal or regular early retirement under the provisions of the GRP as in effect on July 1, 2000 within the period after July 1, 2000 equal to the employee's Ford service as of July 1, 2000. A Group I or Group II Employee shall retain eligibility to receive a GRP Equalization Benefit and/or a SSIP Equalization Benefit and shall receive such benefits as are applicable under the terms of the Plan in effect on the retirement date, based on meeting eligibility criteria as of July 1, 2000 with respect to GRP or SSIP participation prior to July 1, 2000 and upon incurring a Separation From Service from Visteon, or from the Company for Group I or II Employees who return to Company employment pursuant to the Visteon Salaried Employee Transition Agreement dated as of October 1, 2005 and any subsequent amendments thereto.

(b)	Group III Employees.

For purposes of this paragraph, a "Group III Employee" shall mean a U.S. Visteon Employee who participated in the GRP prior to July 1, 2000 other than a Group I or Group II Employees. The Plan shall have no liability for a GRP Equalization Benefit and/or a SSIP Equalization Benefit payable to Group III Employees who were otherwise eligible hereunder with respect to GRP or SSIP participation prior to July 1, 2000 on or after July 1, 2000.

Section 10. Code Section 409A.

With respect to benefits accrued or vested after December 31, 2004, the Company reserves the right to take such action, on a uniform basis, as the Company deems necessary or desirable to ensure compliance with Code Section 409A, and applicable additional regulatory guidance thereunder, or to achieve the goals of the Plan without having adverse tax consequences under this Plan for any employee or beneficiary.

After receipt of Plan benefits accrued or vested after December 31, 2004, the obligations of the Company with respect to such benefits shall be satisfied and no employee, surviving spouse, or beneficiary shall have any further claims against the Plan or the Company with respect to Plan benefits accrued or vested after December 31, 2004.

Section 11. Claim for Benefits

Denial of a Claim

A claim for benefits under the plan shall be submitted in writing to the plan administrator. If a claim for benefits or participation is denied in whole or in part by the plan administrator, the employee will receive written notification within a reasonable period from the date the claim for benefits or participation is received. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the employee. If the plan administrator determines that an extensive period of time for processing is required, written notice shall be furnished to the employee as soon as practical.

Review of Denial of the Claim to the Committee

In the event that the plan administrator denies a claim for benefits or participation, the employee may request a review by filing a written appeal to the Committee within sixty (60) days of receipt of the written notification of denial. The appeal will be considered at the Committee's next scheduled meeting. Under special circumstances an extension of time for processing may be required in which case a decision shall be rendered as soon as practical. In the event such an extension is needed, written notice shall be provided to the employee.

Decision of the Committee

The decision on review of the appeal shall be in writing. Such notice shall be deemed given upon mailing, full postage prepaid in the United States mail or on the date sent electronically to the retired employee. Decisions of the Committee are final and conclusive and are only subject to the arbitrary and capricious standard of judicial review.

Limitations Period

No legal action for benefits under the plan may be brought against the plan until after the claims and appeal procedures have been exhausted. Legal actions under the plan for benefits must be brought no later than two (2) years after the claim arises. No other action may be brought against the plan more than six (6) months after the claim arises.